Hooper Holmes
2009 Second Quarter Financial Results
August 07, 2009

Operator:   Ladies and gentlemen, thank you for standing by, and welcome to the Hooper Holmes 2009 Second Quarter Financial Results Conference Call on the 7th of August, 2009. Throughout today's recorded presentation, all participants will be in a listen-only mode. After the presentation, there will be an opportunity to ask questions. If any participant has difficulties hearing the presentation, please press the star followed by the zero on your telephone for operator assistance. I'll now hand the conference over to Mr. Andrew Berger. Please go ahead, sir

Andrew Berger:    Thank you. On behalf of the management of Hooper Holmes, we are extremely pleased that you have taken the time to participate in our conference call, and thank you for joining us to discuss the company's 2009 second quarter financial results and business outlook.

Before I introduce management, I would like to remind everyone that certain statements made during the course of this conference call, especially those that state management's intentions, hopes, beliefs, expectations or predictions for the future, are forward-looking statements. It is important to remember that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the company's annual report on Form 10K, copies of which may be obtained by contacting either the company or the SEC.

 By now, you should have received a copy of the news release which was issued this morning before the market opened. If you have not received a copy, please call me, Andrew Berger, at 216-464-6400, and I will send a copy to you. Participating in the call today are Roy Bubbs, Hooper Holmes' President and Chief Executive Officer and Michael Shea, Senior Vice President and Chief Financial Officer and Treasurer. At this time I will turn the call over to Roy Bubbs.

Roy.

Roy Bubbs:    Thank you, Andy, and good morning, everyone, and thank you for joining us today. Before we begin, I hope you saw our announcement earlier this week regarding Larry Ferguson's election as Chairman of the Board. Larry has deep experience in the health care information technology area. He has consistently built shareholder value as a manager and a director of many businesses. Our skills and values are complementary, and I believe we are going to work very well together. Both Larry and Ron Aprahamian joined the board as new directors in May. We had them immediately meet with Mike Shea and our divisional heads for a deep dive on our business strategies, tactics and financials. They now have a better understanding of the business, and I'm very pleased to welcome them both to Hooper Holmes.

 Let's take a look at the quarter. The results we announced this morning reflect the tough decisions we continue to make to reduce costs. As one example, excluding accelerated depreciation on our current IT system, our SG&A expenses for Q2 were 10% below that of the prior year. Costs that are not supported by revenue are being cut. At the same time, we will not allow cost cuts to impact our ability to deliver high quality services. Our goal is to continue to shift from fixed to variable costs whenever possible.

 One of the best examples of this is the major changes we're making in the cost structure of Underwriting Solutions business. Demand for outsourced underwriting services has declined significantly as a result of the economy. Earlier this week, we announced that we have combined Underwriting Solutions with Infolink in a new division called Hooper Holmes Services. These businesses lost over $2 million in the first half of this year. By reducing head count, consolidating locations and moving to a variable cost, we expect this new division to be at least break even by the end of the fourth quarter. Bringing these capabilities together help us better meet customers’ needs, as well as improve financial performance. Outsourced underwriting has become just one part of the case management, risk assessment health information services this new division is bringing to its customers.

 We believe that the entire life insurance industry is down between 15 to 20% as a result of the economy. Against this backdrop, we believe Portamedic continues to take back market share. Compared to the prior year, exam units declined 9% in the second quarter, an improvement from a 10% decline in first quarter and 12% in the fourth quarter.

Looking ahead, due to seasonality, we are forecasting a decline in the third quarter that should be partially offset by sales to three new carriers that are coming on board right now. The Portamedic team has done a lot of give insurance agents and brokers good reason to use our Paramedic Exam Services. Our Managed Scheduling Center will be fully deployed by the end of September. So far, we have reduced our cycle time by two days, which means that we believe Portamedic is the fastest exam company servicing the insurance industry. In a few moments I will talk about more improvements we are making in Portamedic.

If I may turn to the laboratory testing. Compared to last year, Heritage Labs has recovered approximately half the revenues lost from one large customer which we previously disclosed. Looking ahead, we expect new insurance testing revenues from four new customers that are now on board, as well as continued growth in our Appraise line of testing products.

Our Health and Wellness business continues to meet our expectations. We signed four new Wellness customers during the second quarter, and we expect revenue growth in the third and fourth quarter. We also launched a new web portal to help us continue to build our network of trained and certified examiners. Examiners are now using the portal to self-schedule for screening assignments and continue to deepen their skills and training.

 Let me sum up our most important goals. First, continuous cost control has become a way of life at Hooper Holmes. We have reduced our cost structure to match current revenues. Wherever possible, we are replacing fixed cost with variable cost in consolidating locations and staff. We have addressed the performance of our Underwriting Solutions business. We expect this business will be at least break even by the end of the fourth quarter.

 Second, we are working to grow top-line revenues. In a tough economy, Portamedic is taking back market share. We are scheduling exams faster, giving agents and brokers good reasons to order our services. Heritage Labs is adding insurance testing customers and growing its line of testing products. Health and Wellness is a bright spot, continuing to meet our expectations for growth. In a challenging economy and with a seasonal business, we believe we are making progress in turning Hooper Holmes around. Looking at the sum of the cost control and revenue initiatives we have in place, our goal is to achieve a minimum 5% profitability in 2010. That's a goal, not guidance. We have a clear strategy to support this 5% profitability goal. We are reducing our operation costs. We are working to eliminate the cause of a $2 plus million cash drain in the first half of the year for Underwriting Solutions and Infolink.

 We are improving our work flow, scheduling and completing insurance exams faster and more accurately at a lower cost. We are automating the health exam process. The insurance industry still runs on a significant amount of paper, and we believe we can leverage our technology to eliminate a lot of it.

 Looking ahead, we believe our data assets will eventually become a valuable commodity. Heritage Labs has already used its data base of millions of test results to help insurance companies improve underwriting performance. We believe automation of other health exam data will only become more important because healthcare reforms depend upon ability to measure outcomes and results.

 Finally, our work in the first half of the year with Leerink Swann confirmed that we have new opportunities to create and deliver new healthcare services. We believe our nationwide examiner network, testing laboratories, low cost structure and efficient operating platform can help hospitals, doctors and patients around the country.

 During the first half of the year, we signed several small new contracts to support research universities and clinical trial companies. We believe growth in these markets is important to our future success. Before I turn the call over to Mike for the numbers, I'd like to point out that we continue to maintain a strong balance sheet. As Mike will mention, during the second quarter, we increased our cash position from operation. We continue to maintain our $15 million credit line with no borrowings.

 Mike.

Mike Shea:                      Thank you, Roy, and good morning, everyone. For the second quarter 2009, our consolidated revenues decreased 10% to 46.2 million, compared to 51.2 million in the second quarter of 2008. We had a net loss of 0.5 million or $0.01 per share, compared to net income of 0.1 million in the prior year. Our current year loss includes 0.7 million of restructuring and other charges, while prior year includes approximately 0.4 million of income from discontinued operations.

 As for revenue in the second quarter, our Portamedic revenues decreased approximately 5% to 34.6 million, a slight improvement from our 6% revenue decline that we experienced in the first quarter of 2009. Our revenue decline is a result of a reduction of paramedical exams completed of 9%, partially offset by higher average revenue per exam of 3%. Heritage Labs revenues totaled 3.1 million in the second quarter, down 7% from the prior year, primarily due to a 0.7 million loss of revenue from one major client, partially offset by revenue from several new clients.

Revenues for our Health and Wellness business were up in comparison to the prior year, increasing approximately 48% to $2 million in the second quarter of 2009, while our Hooper Holmes Services revenues decreased 36% to 6.5 million as a result of reduced demand for our outsourced Underwriting Services. Our consolidated gross margin for the second quarter of 2009 was 28%, compared to 25.4% in the prior year. This margin improvement of approximately 260 basis points is attributable to improved pricing and the continuing management of our costs. As for selling, general and administrative expenses, SG&A on a consolidated basis totaled $12.7 million in the second quarter, a decline of 0.6 million from the prior year period.

Included in SG&A expense for the second quarter is depreciation expense of 0.8 million, resulting from a reduction in the estimated useful life of our current IT system, along with consulting costs of approximately 0.3 million pertaining to our strategic advisors.

 Regarding our balance sheet, working capital at June 30, 2009, was 24.9 million, including 12.4 million in cash and cash equivalents and no debt outstanding. Accounts receivable totaled 23.5 million with days sales outstanding of 46 days. Regarding cash flows, cash provided by continuing operations approximated $3.1 million in the second quarter. Capital expenditures for the quarter were approximately 0.6 million, and with that, I'll turn the call back to Roy.

Roy Bubbs:   Thanks, Mike. Before I open it up for your questions, I would like to cover two additional points. First, our board recognizes the governance and other issues that were implicit in our recent stockholders meeting.

 Our board has held detailed discussions of the classified structure of the board and the status of Shareholder Rights Agreement or poison pill.  Resolutions are now being prepared for our board to discuss declassification and expiration of the Shareholder Rights Agreement as well as several other governance issues.

 Second, we believe our share price does not reflect the true worth of our business. We believe our stock is undervalued today and that we've taken positive steps to achieve profitability. The executive team leading our company has confidence in the future, which is why the board has recently adopted a new policy establishing stock ownership guidelines for company executives.

 Now I'd be glad to take your questions.

Operator:    Thank you. If any participant would like to ask a question, please press the star followed by the one on your telephone. If you wish to cancel this request, please press the star followed by the two. Your questions will be polled in the order they were received. There will be a short pause while participants register for a question.

 Our first question comes from Brad Evans from Heartland Funds. Please go ahead with your question.

Brad Evans:   Good morning, everybody.

 Roy Bubbs:   Good morning, Brad.

Brad Evans:   Just a couple of housekeeping items, if you don't mind. Mike, do you happen to have the number of exams at Portamedic, the absolute number?

Mike Shea:    Sure. The absolute number is approximately 393,000 for the second quarter '09, versus approximately 435,000, second quarter ‘08. On a per-day basis, Brad, 6,146 per day in 2009, 6791 in second quarter 2008.

Brad Evans:   Do you also have that number for Health and Wellness?

Mike Shea:    I do. Total health screenings completed in Q2 were 37,000 in second quarter 2009, versus 25,000 in second quarter 2008.

Brad Evans:   Okay. I appreciate that. Do you happen to have the capital expenditure number, as well as depreciation and amortization?

Mike Shea:    Sure. Cap ex was 600,000 in the second quarter, and depreciation and amortization in the quarter was $2 million.

Brad Evans:   Okay. I have one question, and I'll get back in queue. Just in terms of the rise in cash balances, so congratulations on that, and you know, the operating cash flows. Roy, when you look at the liquidity that you have today, and you know, early signs of perhaps things starting to stabilize for the company, how do you view a modest share buy back, recognizing that, with the current depressed stock price, you could actually buy back quite a bit of stock for, you know, a reasonable amount of money?

Roy Bubbs:    We haven't talked about that at the board yet. We have obviously a fair share of things to discuss this fall when we meet again, and I'm sure this will be a topic that will come up.

Mike Shea:    Brad, also, just with that, we would need to speak to our bank as under the current credit facility, buy back is prohibited, so that would have to be part of that equation.

Brad Evans:   I'll hop back in the queue. Thank you.

Operator:      Thank you. If anybody would like to ask a question, please press star followed by the one on your telephone. If you wish to cancel this request, please press the star followed by the two.

 As a reminder, if you would like to ask a question, please press the star followed by the one on your telephone.

Thank you. We have a follow-up question from Brad Evans. Please go ahead, sir.

Brad Evans: Okay, I'll just keep going. Thanks for the follow-ups. Recognizing that as we get into the second half of next…I guess as we get into the third quarter of last year, the comparisons start to ease a little bit in terms of when the economy really started to deteriorate, post Lehman Brothers. Roy, do you think that there's a possibility that we could actually see Portamedic volumes grow in the third quarter of 2009 on a year-over-year basis?

Roy Bubbs: That's a good question. I would say the activity out there doesn't seem to be picking up at this second. Of course, you know, obviously summer months, as we've said a hundred times, it is very difficult and unpredictable, and it appears we had a very good July and August last year, and then at the beginning of September, everything kind of fell apart because of the economy. So it's hard for me to measure because we were having such a really good July and August. But it's too early for me to tell. I mean, I've seen the raw data. It's not discouraging. What it isn't saying we're going to see is turnaround in the third quarter, but I can tell you that the things that we are doing really are getting traction. We're picking up not just the insurance companies, but distribution outlets now are starting to use some of our services and being more proactive because of the things I mentioned in my earlier remarks. So that will take some time. It seems to be getting traction. We're getting contracts literally daily now, and so I'm very pleased with what Rich Whitbeck and his team is accomplishing, and I will go on record to say I do expect to see the fourth quarter improve significantly.

Brad Evans:  Okay, that's what I was going to imply. So that's positive.

How do you look at the current…the ability to raise prices further at Portamedic? How does the market respond to that? Is there that ability or how do you view it?

Roy Bubbs:  It's too early to say, and I think I'd rather postpone. I haven't even had discussions really. We're in the midst of our planning process. We start our planning process at the beginning of July. We finish somewhere at the end of October or early November, and then I spend roughly a month with the board trying to get it resolved. So in the next month or so, we will be talking about it.

We haven't been in an inflationary economy from a cost point of view, so when you're looking at it, I wouldn't expect that you'd be seeing any kind of significant increases for 2010. That would be my guess at this moment.

Mike Shea:  We're still seeing some of that come through, Brad. For this quarter, our pricing was up 3% over the prior year, but if you remember, last year at this time, our pricing was up about 6%. So, you know, we have seen that come down slightly, but we still are positive at 3%.

Brad Evans: Okay, that's helpful. The Health and Wellness volumes, I mean, on a year-over-year basis, you're starting to reaccelerate again, I know that we had been, you know cautioning in terms of volume growth there as a result of rising unemployment. So it looks we're starting to show reaccelerating growth there. Do you have any thoughts as to why that might be occurring?

Roy Bubbs:  Yes, we're finding a lot more new accounts.  The fact— our assessment of unemployment has been pretty right on, I think. Health and Wellness has experienced less volume per client or customer, they're really our clients' customers, in general, but they’re having an enormously good success at bringing on new companies and so our business is continuing to grow just by new accounts, with an offset of having less participants at each one of those accounts, but obviously, we feel very optimistic about that, and hopefully the economy turns and we see some real geometric leverage.

Brad Evans:   So it sounds like we should hope to continue to see volume growth on a year-over-year basis there on the back half of the year.

Roy Bubbs:    Yes. Once again, Chris Behling and his team, including his additional salesperson Georgina, has done an enormously good job of impacting the marketplace with our value proposition.

Brad Evans:   Mike, do you have the number for Heritage Labs, the volume?

Mike Shea:    Sure do. Specimens tested in Q2 were 158,000. Q2 '09, 158,000. Q2 ‘08 was 175,000 units.

Brad Evans: So, again, we're starting to show sequential improvement there. You're down about 9.7%, versus down almost 20% in the first quarter. So if those volume trends hold, you'll start to show positive growth in the second half of the year?

Roy Bubbs: Yeah, I expect that. Once again, we expected better improvement for the second quarter, but some of the new accounts just didn't come up to speed quite as fast as we expected, and also we have to remember, they primarily are in the, once again, the specimen work for the insurance industry, and if the insurance industry is off, you know, at double digits, we should expect the lab to be off double digits too because it's a direct correlation.

Brad Evans :  The $690,000 restructuring charge that we took this quarter, can you just talk about the annualized expense savings you expect from that action?

Mike Shea:  There's two components of that, Brad. 400,000 of that special in restructuring charges pertains to the proxy contest.

300,000 pertains to actual restructuring, which is severance, and closing two satellite offices in Portamedic. So it's only $300,000 of true restructuring costs, and we're expecting the costs to continue to decline, both in improved gross margin and lower SG&A as we go into the second half. You saw the initiatives. You saw the 260 basis point improvement in gross margin, and as Roy talked about SG&A is also down, you know, 10% if you include the accelerated depreciation of our current system, which is obviously only in the 2009 numbers. So we've made a lot of progress on that and expect continued improvement in the second half.

Brad Evans:   Yeah, congratulations on that gross margin. That's the highest gross margin that I can see, well I guess highest since the first quarter of 2008, I guess. But I can't remember the company having a margin that high.

It's a little bit…You know, with the various business lines, it's a little bit hard for us to understand exactly what drove that gross margin expansion. Can you elaborate more fully as to what drove that?

Mike Shea:  A lot of it is the…Two items. Some of the pricing increases that we've seen in Portamedics, but, Brad, primarily it's been the cost reductions driving that. Top line has declined, but we've taken a huge amount of cost out in office consolidation, head-count reductions, a hard, hard look at our operating expenses, everything from the huge number of faxing that our branch offices do, looking at every service contract, every lease, every equipment lease, and, you know, we've had great success in that. Most of it has hit and improved our cost of operations. That's where the bulk of the dollars are, but also in the SG&A, we've made some decisions there that have brought the expenses down. Last quarter, we eliminated the match on our 401K and other types of expenses. So, you know, we manage these costs every day, and that is the primary driver of the improvement in the gross profit and the improvement in the bottom line on a year-over-year basis.

Brad Evans: I appreciate that. Let me just go one more, and then I'll get back in the queue. Somebody else can come back in.

Roy, I appreciate you’re at least putting that 5% EBIT margin goal out there, that's commendable, we appreciate it, it looks like you need, if I'm doing the math right, it looks like we need to be a little over $50 million a quarter in revenues to get to that level. Is that probably pretty close?

Roy Bubbs: Yeah, I would say. You know... I think you're pretty close. But I think we can do... We possibly could do a little less.

Brad Evans: Okay, great. Thank you.

Roy Bubbs:   I mean, as I mentioned earlier, we're in the midst of the planning process. We're probably a week earlier for me to answer that question a little bit better, but we'll be working on that and coming to grips with what we can do and what we can't do in 2010, but we also have a fair share of new initiatives going, which we're not going to count if we don't have traction for them, and so I have to factor that into really coming to the right answer on that.

Brad Evans:   I lied, I've got one more. Did you think it will generate positive operating cash flow in the second half of the year from what you can see today?

Roy Bubbs:    I went on record last quarter. I expect to be profitable in the fourth quarter. So I haven't changed my thoughts on that one.

Mike Shea:   As far as operating cash goes, Brad, certainly EBITDA positive in the second half. The only wild card in your statement is the accounts receivable. As you could see, we had great success in this quarter bringing in accounts receivable down by about $2.6 million. You know, that's always a challenge, especially in today's economy, so, you know, that's kind of the one wild card. We continue to manage that very closely, but from an EBITDA perspective, yes, we will be positive in the second half.

Brad Evans:  What are the cost savings of combining Infolink with Underwriting solutions? What are the annualized savings for that action?

Roy Bubbs:   Well, it would be in multiple millions.

Brad Evans:   Multiple millions? Okay.

Mike Shea:   Well, that organization lost $2 million on a combined basis in the first half, Brad. Now, a lot of that is being implemented during Q3, and it’ll trail into Q4, so, you know, don't flop $2 million into the second half, but it is very significant, and it was $2 million in the first half, as we said. We want that to be a break-even business by December 2009 and profitable in 2010.

Brad Evans: Okay, thank you very much, you guys.

Operator:     Thank you. Our next question now comes from Mr. Joe Fernicola an individual investor. Please go ahead with the question.

Joe Fernicola:  Hello, Roy?

Roy Bubbs:   Yes.

Joe Fernicola:  Hi, Mike.

Mike Shea:    Morning.

Joe Fernicola:  You mentioned earlier, Roy, in your conversation, that you had three new customers coming aboard. Was that for Portamedic?

Roy Bubbs:    Yeah, three had just recently signed with Portamedic.

Joe Fernicola:  Now, it was the Portamedic division that had a serious loss of a customer last year. Is that right?

Roy Bubbs:    No, it was Heritage Lab. We lost a significant client.

Joe Fernicola:  Okay. Now, later in the conversation, you mentioned there would be four more new customers coming on in one of the divisions.

Roy Bubbs:     Four more. We have four new clients in the Heritage Lab that we're now starting to see business. We signed them earlier in the year, but we never called them until we started... after we hooked them up electronically and we actually start seeing activity in revenue, and unfortunately it took three, four months to get these companies up and running, which is not unusual, by the way. And now we're starting to see the ramp up of that business. It doesn't start July 1 at full volume, it ramps up over a month or two.

Joe Fernicola:  Heritage Lab is also the division that has these retail kits that are in the market that you mentioned a while back with Wal-Mart carrying them and all that. How is that doing?

Roy Bubbs:  We continue to see growth in that. We continue to see a lot of activity in the general market and a lot of interest in the general market, and so we feel very optimistic that when we see growth, retail stores are seeing growth in their orders, and we expect to see that expand over the next six months to a year, especially as proactive medicine becomes more in the forefront of government, hospitals, doctors, et cetera.

Joe Fernicola:  I just wanted to go back again to Heritage Lab. Would the replacement of the large account that was lost, are they being... I think you said that half that business has been recovered now with new accounts.

Roy Bubbs:  Well, yeah, that's just a cold term. More than half really, because all the other accounts shrunk a little bit because of the economy and business was off. To be really honest to Heritage Lab, they've done more than 50% but from a number to number, quarter to quarter, it's roughly 50%.

Joe Fernicola:  And that's been replaced by a growing number of smaller new accounts, or is it being replaced by one or two large accounts?

Roy Bubbs:  Small accounts.

Joe Fernicola:  Okay, and there's still a lot more growth in that area with these smaller accounts? Is there a larger universe out there for that?

Roy Bubbs:  Yeah, we have had a rather aggressive marketing and sales program going. Going back to my remarks, we're using a lot of the information that we retain, and from medical, you know from the specimens, we're utilizing that data and helping our Underwriting partners, which has a lot of interest in the marketplace, and we're seeing a lot of traction.

Joe Fernicola:  The Health and Wellness Division, it's down a little bit, right, from the previous quarter?

Roy Bubbs:  No, it isn't.

Well, yeah, it's down from the previous quarter, but once again, most of the Health and Wellness business is a hockey stick business in that from September to the end of the year is when the majority of the volume is. You know, and then you have a spill over into the first quarter of the following year, and then there's a significant reduction in the second and third quarter, and that's why you see that swing.

Joe Fernicola:  But I noticed in your press release there was an increase of 48%.

Roy Bubbs:  That was year-over-year, second quarter ‘08, the second quarter, '09.

Joe Fernicola:  Okay, now, is there an anticipation that this is... Because you made some recent changes. Didn't you just put some new person in place there?

Roy Bubbs:  We've added to staff a registered nurse who is helping us to continue to improve our quality of our examiners and quality of our delivery on the medical side, which has been a great addition or is going to be a great addition. I think we announced that on Monday.

Joe Fernicola:  And do you feel that this division is going to grow even greater in the future, particularly with the new talk in the Congress about the Health and Wellness programs for the public?

Roy Bubbs:  Yeah, we're very optimistic about them.

Joe Fernicola:  So when you said earlier in your commentary that you felt that the stock was undervalued. Why did you say that? What makes you think it's undervalued now? Because most of the earnings you have, you’re reporting is basically from cost cutting.

Roy Bubbs:  Well, we believe that, I didn't say what the price is, but we do believe it's undervalued. I’ll let the market decide that.

Joe Fernicola:  Okay, and I know that the previous questioner wanted to have you have a stock buy back, and I know there was covenants that TD Waterhouse... Is it Toronto-Dominion or TD Waterhouse?

Roy Bubbs:  TD Bank.

Joe Fernicola:  TD Bank. Where you have covenants or you can't do any buy backs, do you have the ability to negotiate with the bank to have that covenant removed?

Roy Bubbs:   Sure. I mean, any covenant in a bank can be negotiated, waivers obtained, as long as we have, you know, discussed that with them, but, yeah, you can get a waiver or any of those covenants if necessary.

Joe Fernicola:  And what would be the trigger that would give them the reason to remove that covenant? What would be the trigger? What would Hooper Holmes have to demonstrate that would give the bank the confidence that you can go back and buy your shares?

Roy Bubbs:  Well, we're not going to try to figure that out on a conference call. That would be a conversation we'd have with the bank at an appropriate time.

Joe Fernicola:  Well, it would be just a general comment. I mean, nothing specifically for Hooper Holmes. For instance, would you have to show a larger cash balance?

Roy Bubbs:  I'm not going to enter into that kind of conversation. That's between the bank and Hooper Holmes. I can't predict what the bank is or is not willing to discuss.

Joe Fernicola:  Okay. Again, I just want to understand that you did say you felt the stock was undervalued and you want the market to treat it a little bit better, but, again, there's potential future growth here, from what I hear and read from what you have, but most of the improvement was because of cost cutting.

Isn't that right?

Roy Bubbs: Well, that would be true in pretty much the U.S. economy right now. Not too many people are seeing any kind of revenue growth. We believe we're in a position where if the industry swings back and becomes, you know, starts meeting their goals and expectations that we will follow. In the meanwhile, we see growth in our accounts, as it pertains to more accounts, new outlets being signed up, and we feel we're in a position to grow with the insurance industry as the economy improves.

Second of all, we are, as I said, perhaps I didn't say, we're working on several, many other opportunities to bring new revenue sources in and we're aggressively going down that road as we speak.

Joe Fernicola:  All right, well, thank you.

Roy Bubbs:  You're welcome.

Mike Shea:  Thank you, Joe.

Operator:  Thank you. Our next question comes from Walter Schenker from Titan Capital. Please go ahead with your question.

Walter Schenker:   I think I've asked this before, but within the context of the discussion about the company being undervalued, as part... Now the question. As part of the analysis done by Leerink Swann, did they provide some sense as to comparable valuations or any valuation that might exist in a transaction for the company, and if they did, is there any reason why, as part of that transaction, alternatives open to management, the company couldn't release that given the normal caveats of any analysis done on any company which would help people in the absence of other analysis done by the market or by investment banks. Give some sense as to why Hooper Holmes is substantially undervalued, which we all think it is.

Mike Shea:  Well, they did do that as part of their work. They did a couple of different scenarios, as to present state and some potential future states based on several revenue opportunities. So, yeah, the first part of your question: yes, they did provide that. I do not believe it's our board’s intent at all at this point to release any of that information at this time.

Walter Schenker:  Then let me say, as a shareholder in a public forum, while I understand there might be some issues relating to future opportunities from a competitive standpoint, I don't understand why an analysis on a current standpoint could not be released to shareholders to provide them with some sense as to what a highly respected independent group thought the company might be worth. Just a statement. You've already said the board isn't, I’m saying in a public forum, I think it's appropriate, since the shareholders pay for it, to provide that to the shareholders.

Mike Shea:  Understood.

Walter Schenker:  Thank you.

Operator: Thank you. We have a follow-up question from Brad Evans from Heartland Funds. Please go on with your question.

Brad Evans: Roy, just to come full circle, I guess, I don't want to put words in your mouth but it sounds like... Would you be disappointed if you didn't grow the business in 2010?

Roy Bubbs:   Yes.

Brad Evans:   So I guess just to kind of have fun with numbers for a second, I was just playing with my model while the conversation was going on here, and if you can get a little bit of growth next year, you know, $5 million in operating income probably is... Yeah, that would be about a 2 or 3% operating margin, depending upon kind of the top line number you think about, you know, 190 million thereabouts. And I guess depreciation and amortization looks like it's running about 6 to 7 million a year, and you have a little bit of, you know, stock-based compensation, which is a non-cash item. I mean, you can paint a picture where the company could generate, I don't know, $10 to $12 million of EBITDA, plus the stock based compensation, and I guess today your enterprise value is about $20 million. Is my computer broken, or am I thinking about kind of the potential in the right way?

Roy Bubbs:  I think you are. When we talk about this... We basically believe we're currently underpriced. Yeah, there's a lot of forward-looking information that we're saying by making that statement. Certainly if you look at the balance sheet, the cash on the balance sheet, the book value, it certainly helps substantiate the current price. But, yeah, Brad, I think you're absolutely right. When we feel that we're currently undervalued, it's because of those, many of those things, when you do that simple math, you get to a pretty good answer.

Brad Evans:  You know, at your discretion, Roy, you know, when your discussions with the board, I don't see what harm...  When you feel comfortable in visibility, you know, you feel like you've got the adequate visibility and enough liquidity, and the banks obviously, the impediment is something you mentioned, but a modest buy back at these levels, would seem to be highly accretive, so I’d support it, but that's just a comment. Thanks a lot.

Roy Bubbs:  You're welcome, Brad.

Mike Shea:  Thanks, Brad.

Operator:   As a final reminder, if you would like to ask a question, please press the star followed by the one on your telephone. If you wish to cancel this request, please press the star followed by the two.

Okay. There appears to be no further questions at this point. Do you wish to continue?

Roy Bubbs: Yes. I'd like to do some closing remarks. Looking ahead, we believe we are well-positioned to do well. Cost reductions we continue to execute are working. Our cash balance is the highest it's been in years. Portamedic is positioned for marketplace success. In short, the pieces are starting to come together, and the direction is favorable. It will take some time because we are doing this in a very difficult economic climate. But we are pursuing the goal of 5% profitability in 2010, and I'm looking forward to reporting our progress to you in future calls.

Thank you for your support of our efforts to deliver stockholder value. Have a great weekend and a great rest of the summer. Thanks again.

Operator:  Thank you. This does conclude the Hooper Holmes 2009 Second Quarter Financial Results Conference call. Thank you for participating. You may now disconnect.